SECURITIES AND EXCHANGE COMMISSION

WASHINGTON, D.C. 20549

FORM 8-K

CURRENT REPORT

Pursuant to Section 13 or 15(d) of the

Securities Exchange Act of 1934

Cotelligent, Inc.

(Exact name of registrant as specified in its charter)

August 29, 2003

Date of Report (Date of earliest event reported)

Delaware	0-27412	94-3173918

(State or other jurisdiction of incorporation	(Commission File Number)	(I.R.S. Employer Identification No.)

100 Theory, Suite 200 Irvine, California	92612

(Address of principal executive offices)	(Zip Code)

(949) 823-1600

(Registrant’s telephone number, including area code)

Item 5.    Other Events.

On September 3, 2003, Cotelligent, Inc. (the “Company”) announced that it had agreed to dismiss its lawsuit against Skiritai Capital LLC (“Skiritai Capital”) with prejudice. The Company’s agreement to dismiss this lawsuit was made in connection with a settlement agreement entered into by the Company with Skiritai Capital, Russell Silvestri, James Glockner and Lyron Bentovim (collectively, the “Skiritai Group”).

As part of the settlement agreement, the Company announced that it intends to appoint a new independent director, reasonably satisfactory to the Skiritai Group, to its Board of Directors and that it intends to reimburse the Skiritai Group for certain of its out-of-pocket expenses in connection with the lawsuit. According to the terms of the settlement agreement, members of the Skiritai Group will abide by customary standstill provisions not to acquire additional securities of Cotelligent, engage in a proxy contest, attempt to serve on Cotelligent’s Board or influence the Company’s policies. Members of the Skiritai Group have also agreed to certain limitations on dispositions of shares of common stock owned by them. In addition, the members of the Skiritai Group have agreed to vote their shares of the Company’s common stock at any stockholder meeting or in connection with any action by written consent (i) in favor of the slate of nominees proposed by the Board and (ii) on other matters submitted to the stockholders of the Company, subject to certain exceptions, in accordance with the recommendation of the Board as to how shares of common stock should be voted.

The foregoing description does not purport to be complete and is qualified in its entirety by reference to the following documents, each of which is incorporated herein by reference: (a) Cotelligent’s press release, dated as of September 3, 2003, a copy of which is attached hereto as Exhibit 99.1 and (b) the Agreement of Compromise and Settlement, dated as of August 29, 2003, by and among Cotelligent, on the one hand, and the members of the Skiritai Group, on the other hand, a copy of which is attached hereto as Exhibit 99.2.

Item 7.      Financial Statements, Pro Forma Financial Information and Exhibits.

(c)     Exhibits.

Exhibit No.	Description

99.1	Press Release by Cotelligent, Inc. on September 3, 2003, announcing that Cotelligent dismissed its lawsuit against Skiritai Capital.

99.2	Agreement of Compromise and Settlement, dated as of August 29, 2003, among Cotelligent, Inc., on the one hand, and Skiritai Capital LLC, Russell Silvestri, James Glockner and Lyron Bentovim, on the other hand.

Signature

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned thereunto duly authorized.

COTELLIGENT, INC.

By:	/S/ CURTIS J. PARKER

Curtis J. Parker
Executive Vice President, Chief Financial
Officer, Treasurer & Assistant Secretary

Dated: September 4, 2003

EXHIBIT INDEX

Exhibit No.	Description

99.1	Press Release by Cotelligent, Inc. on September 3, 2003, announcing that Cotelligent dismissed its lawsuit against Skiritai Capital.

99.2	Agreement of Compromise and Settlement, dated as of August 29, 2003, among Cotelligent, Inc., on the one hand, and Skiritai Capital LLC, Russell Silvestri, James Glockner and Lyron Bentovim, on the other hand.